EXHIBIT 99.1

Higher One Announces Appointment of New President and CEO
Marc Sheinbaum to Succeed Mark Volchek as President and CEO of Higher One Holdings, Inc.
New Haven, CT, April 16, 2014—Higher One Holdings, Inc. (NYSE: ONE), a leading provider of financial services and data analytics to over 1,900 colleges and universities, announces that Marc Sheinbaum has been appointed as President and Chief Executive Officer of Higher One Holdings, Inc., effective today. Sheinbaum succeeds Company Co-Founder Mark Volchek, who will work closely with Mr. Sheinbaum to ensure a smooth transition. Mr. Volchek will remain on the Board of Directors and Mr. Sheinbaum will join the Board as an additional member.
Mr. Sheinbaum joins Higher One after leading JPMorgan Chase’s auto and student loan business as President and Chief Executive Officer for six years. During his tenure, Mr. Sheinbaum oversaw one of the largest providers of auto and student loans in the U.S., a unit with over 5,000 employees. Here, he more than doubled net income. Prior to this, Mr. Sheinbaum spent 15 years at GE in its consumer finance business, ultimately serving as President and Chief Executive Officer of GE Money Services, a role in which he oversaw the development of innovative value-added services.
“We are pleased with our decision to appoint Marc as the new CEO of Higher One,” said Paul Biddelman, a member of Higher One’s Board of Directors and lead independent director. “Marc has proven he is a leader with integrity and decades of experience who has achieved growth-oriented success. His expertise in navigating complex consumer and regulatory matters within consumer finance as well as student lending will be a significant benefit to Higher One.”
“I am energized by the opportunity to lead this innovative and dynamic company, and to bring more positive change and value-added services to college students and universities across the country,” said Mr. Sheinbaum. “In its first 14 years, Higher One has been skilled at finding ways to help both students and higher education institutions achieve success, and it has built lasting relationships with its customer base.  I see strong growth potential and I look forward to continuing this important work with the leadership team in the next chapter of Higher One.”

About Higher One
Higher One (NYSE: ONE) partners with colleges and universities to lower their administrative costs and to improve graduation rates. We provide a broad array of payment, refund disbursement and data analytics and management tools to institutions that help them save money and enhance institutional effectiveness. And for students, we offer financial literacy programs and convenient, flexible and affordable transaction options to help them manage their finances. Higher One is a leader in higher education and we support more than 1,900 schools and approximately 13 million enrolled students. More information about Higher One can be found at www.higherone.com.

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Media Contact:	Investor Contact:
Shoba V. Lemoine	Kevin LeBlanc
Higher One	Higher One
203.776.7776 x 4503	203.776.7776 x 4296
slemoine@higherone.com	kevin.leblanc@higherone.com